Exhibit 5.1

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

April 21, 2020

THL Credit, Inc.

100 Federal Street, 31st Floor

Boston, MA 02110

Ladies and Gentlemen:

We have acted as counsel to THL Credit, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form N-2 (File No. 333-217217) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale of an unspecified amount of shares of common stock, par value $0.001 per share (the “Common Stock”), and other securities of the Company. This opinion relates to the sale by the Company of an aggregate of 5,617,978 shares of Common Stock (the “Shares”) pursuant to those certain subscription agreements, dated April 17, 2020 (collectively, the “Subscription Agreements”), between the Company and each purchaser named therein.

We have examined the Registration Statement; the prospectus dated August 12, 2019 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated April 17, 2020 (together with the Base Prospectus, the “Prospectus”), filed by the Company pursuant to Rule 497(h) of the rules and regulations of the Commission under the Securities Act; and the Subscription Agreements. In addition, we have examined, and relied as to matters of upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company with the Commission on April 21, 2020 and to the use of our name under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP